MALIZIA SPIDI & FISCH, PC
                                ATTORNEYS AT LAW

1100 NEW YORK AVENUE, N.W.                                      637 KENNARD ROAD
SUITE 340 WEST                                 STATE COLLEGE, PENNSYLVANIA 16801
WASHINGTON, D.C.  20005                                           (814) 466-6625
(202) 434-4660                                         FACSIMILE: (814) 466-6703
FACSIMILE: (202) 434-4661

July 29, 2002

Board of Directors
Synergy Financial Group, Inc.
310 North Avenue East
Cranford, New Jersey 07016

         Re:      Registration Statement Under the Securities Act of 1933
                  -------------------------------------------------------

Gentlemen:

         This opinion is rendered in connection with the Registration Statement on Form SB-2 (the "Form SB-2") filed with the Securities and Exchange Commission under the Securities Act of 1933 relating to the offer and sale of up to 1,454,750 shares of common stock, $10.00 per share (the "Common Stock"), of Synergy Financial Group, Inc. (the "Company"), including shares to be issued to certain employee benefit plans of the Company and its subsidiaries. The Common Stock is proposed to be issued pursuant to the Plan of Stock Issuance (the "Plan") of the Company.

         As special counsel to the Company, we have reviewed the corporate proceedings relating to the Plan of Stock Issuance and such other legal matters as we have deemed appropriate for the purpose of rendering this opinion.

         Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the aforesaid Registration Statement will, when issued in accordance with the terms of the Plan against full payment therefor and upon the declaration of the effectiveness of the Form SB-2, be legally issued, fully paid, and non-assessable shares of Common Stock of the Company.

         We assume no obligation to advise you of any event that may hereafter be brought to our attention that may affect any statement made in the foregoing paragraph after the declaration of effectiveness of the Form SB-2.

         We hereby consent to the use of this opinion and to the reference to our firm appearing in the Company's Prospectus under the headings "The Stock Offering - Effects of the Stock Offering - Tax Effects" and "Legal and Tax Opinions." We also consent to any references to our legal opinion under the aforementioned headings in the Prospectus.

                                                   Very truly yours,



                                                   /s/MALIZIA SPIDI & FISCH, PC
                                                   ----------------------------
                                                   MALIZIA SPIDI & FISCH, PC